EXHIBIT 10.8

MobiClear



December 1, 2007


SIMOUN UNG
27th Floor, Chatham House
116 Valero Street
Salcedo Village, Makati City
Philippines 1227


RE:      Appointment to the Board of Directors of MobiClear Inc.

Dear Simoun:

This letter will serve to set forth our agreement with respect to your appointment as a member of the board of directors (the "Board") of MobiClear Inc. (the "Company") to serve for a term of one (1) year (the "Appointment").

As compensation for services as a member of the Board, during your membership to the Board, the Company shall pay you a fee at an annual rate of Twenty Thousand Dollars (US$20,000.00) which shall be payable in monthly installments.

Upon your acceptance of the Appointment, the Company shall grant you shares of common stock of the Company which shall equal one percent (1%) of the total issued and outstanding shares of common stock as of the date of your acceptance. In addition, at the time of your acceptance, the Company hereby agrees that it shall grant to you an option (the "Option") to purchase that number of shares of common stock of the Company, which as of the date hereof represents approximately one percent (1%) of all of the issued and outstanding shares of common stock of the Company (as of the date of your acceptance) for each instance (up to four as provided herein) within a three (3) year period wherein the Company consummates an agreement to sell or license the Company's products and services to a financial institution (the "Institution") from sources which are introduced to the Company by you (and such sources were not known by the Company other than via introduction by you) and, such Institution was approved by the Board; provided, however that the maximum number of shares subject to the Option shall be that number of shares which equal four percent (4%) of all of the issued and outstanding shares of common stock of the Company as of the date of your acceptance. The Option shall: (i) have an exercise price per share equal to the last sale price of the shares of common stock of the Company on the date prior to your acceptance as quoted on the OTC electronic quotation system; (ii) vest in full immediately upon grant; (iii) shall be exercisable for a period of three (3) years from the date of grant (regardless of whether or not you remain a member of the Board); and (iv) be granted pursuant to an option agreement with terms and conditions substantially similar to those as set forth on Exhibit A attached hereto.

Upon the acceptance of the Appointment, the Company shall use its best effort to obtain directors and officers liability insurance for the Company and the members of its Board within thirty (30) days of your acceptance.

Please be advised that the term of your Appointment as well as the share and option grant set forth herein are subject to the by-laws of the Company as well as federal and state law.


Confidential                              Mobiclear, Inc.  2008-04-15 Page 1 (2)

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If the foregoing accurately sets forth our agreement with respect to the principal terms of the employment, please sign below and return a copy of this letter agreement to the undersigned.

                                            Very truly yours,

                                            MobiClear Inc.

                                            By:/s/_____________________________
                                            Name:    Lim Wong
                                            Title:   Chairman of the Board


ABOVE AGREED TO AND ACCEPTED:


/s/__________________________
SIMOUN UNG




Confidential                              Mobiclear, Inc.  2008-04-15 Page 2 (2)